                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                    UNIONBANCAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/  No fee required
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     5)  Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid
         -----------------------------------------------------------------------
     2)  Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     3)  Filing Party:
         -----------------------------------------------------------------------
     4)  Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 26, 1999

                            ------------------------

    The Annual Meeting of the Shareholders of UNIONBANCAL CORPORATION (the "Company") will be held on Wednesday, May 26, 1999, at 10:30 a.m. at the Mandarin Oriental Hotel, Embassy Room, 222 Sansome Street, San Francisco, California, for the following purposes:

    1. To elect twenty directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected;

    2.  To approve the Year 2000 UnionBancal Corporation Management Stock Plan;

    3. To ratify the selection of Deloitte & Touche LLP as independent auditors for the Company for the year ending December 31, 1999; and

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on April 2, 1999, as the record date for determining shareholders entitled to notice of and to vote in person or by proxy at the Annual Meeting or any adjournment thereof.

    Whether or not you presently plan to attend the meeting in person, the Board of Directors urges you to date, sign, and promptly return the enclosed proxy. Your giving of such proxy does not preclude your right to vote in person if you attend the meeting. A postage-prepaid return envelope is enclosed for your convenience in returning the signed proxy.

    Your early attention to the proxy will be appreciated.

                                          By Order of the Board of Directors,

                                          JEAN C. NOMURA
                                          CORPORATE SECRETARY

San Francisco, California
Dated: [April 23], 1999

    This notice was accompanied by a mailing of the Company's 1998 Annual Report to Shareholders. Additional Copies of the Annual Report may be obtained from the Investor Relations Department, UnionBanCal Corporation, 400 California Street, San Francisco, California 94104, (415) 765-2969.

                            UNIONBANCAL CORPORATION
                             400 CALIFORNIA STREET
                        SAN FRANCISCO, CALIFORNIA 94104
                                 (415) 765-2969

                            ------------------------

                                PROXY STATEMENT
                             ---------------------

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of UNIONBANCAL CORPORATION (the "Company") to be used in voting at the Company's Annual Meeting of Shareholders to be held on Wednesday, May 26, 1999, at 10:30 a.m. at the Mandarin Oriental Hotel, Embassy Room, 222 Sansome Street, San Francisco, California, and at any adjournment thereof (the "Annual Meeting").

    This Proxy Statement and the accompanying form of proxy were first sent or given to shareholders on or about [April 23, 1999].

    All expenses incident to the preparation and mailing of, or otherwise making available to all shareholders, the notice, proxy statement, and proxy will be paid by the Company. In addition to solicitation of proxies by the use of the mails, some of the officers and employees of the Company, who will receive no additional compensation for such services, may solicit proxies personally or by telephone. The Company will request brokers and nominees who hold Company stock in their name to furnish proxy material to beneficial owners of the stock and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation material to such beneficial owners.

    On April 2, 1999, the date for determining shareholders entitled to vote at
the meeting, there were [      ] shares outstanding of Common Stock ("Common
Stock") of the Company. To the knowledge of the Company, the only shareholders owning of record or beneficially on such date more than 5% of the outstanding voting securities are shown in the following table:

                                                                                  AMOUNT AND NATURE OF     PERCENT
            TITLE OF CLASS               NAME AND ADDRESS OF BENEFICIAL OWNER     BENEFICIAL OWNERSHIP    OF CLASS
--------------------------------------  ---------------------------------------  ----------------------  -----------
Common Stock..........................  The Bank of Tokyo-Mitsubishi, Ltd.                        []             []
                                          ("BTM") 7-1, Marunouchi 2-chome,
                                          Chiyoda-ku, Tokyo, 100, Japan

    BTM, WHICH HOLDS AN AGGREGATE OF APPROXIMATELY [      ] OF THE SHARES OF THE
COMPANY'S COMMON STOCK OUTSTANDING ON THE RECORD DATE, INTENDS TO VOTE ITS SHARES IN FAVOR OF: THE ELECTION OF THE PERSONS NAMED AS NOMINEES FOR DIRECTOR IN THIS PROXY STATEMENT, THE APPROVAL OF THE YEAR 2000 UNIONBANCAL CORPORATION MANAGEMENT STOCK PLAN AND THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1999. APPROVAL OF THESE PROPOSALS BY THE SHAREHOLDERS IS THEREFORE ASSURED.

    Each outstanding share of Common Stock is entitled to one vote on all matters coming before the meeting. A majority of shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. The affirmative vote of a majority of shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) shall be the act of the shareholders. The shareholders' right to cumulate votes for the election of directors has been eliminated pursuant to the amendment and restatement of the

Company's Articles of Incorporation and Bylaws approved by the Company's shareholders at the 1998 annual meeting.

    When proxies in the accompanying form are returned, properly dated and executed, the shares they represent will be voted at the Annual Meeting in accordance with the shareholder's directions. If no contrary instructions are given, the persons named in the proxy intend to vote the shares represented by the proxies (1) in favor of the election of the persons named as nominees for director in this Proxy Statement, (2) for the approval of the Year 2000 Management Stock Plan, (3) for ratification of the selection of Deloitte & Touche LLP as independent auditors for the Company for the year ending December 31, 1999, and (4) in accordance with their best judgment on any other matter which may come before the meeting. If any proxy is marked "withhold authority" with regard to the election of directors, the shares which such proxy represents will not be voted either for or against the election of such directors.

    The giving of the proxy does not affect any shareholder's right to vote in person at the Annual Meeting, and a proxy may be revoked by appropriate notice in writing to the Corporate Secretary of the Company at 400 California Street, San Francisco, CA 94104, at any time before it is voted. Abstentions and "broker non-votes" (shares held by brokers or nominees which are present in person or represented by proxy at the Annual Meeting but as to which voting instructions have not been received from the beneficial owners or persons entitled to vote such shares and the broker or nominee does not have discretionary voting power under rules applicable to brokers) are treated as shares that are present for purposes of determining the presence of a quorum.

                              CORPORATE GOVERNANCE

    The Company is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and is incorporated in the State of California. The Company's principal subsidiary is Union Bank of California, N.A. (the "Bank"), a national banking association organized under the laws of the United States. The Company's 1998 Annual Report provides a review of the Company's operations during the past year.

    The Board of Directors met nine (9) times in 1998. All incumbent directors attended at least 75% of the Company's Board of Directors and committee meetings held in 1998, except for Tsuneo Wakai 33%, Blenda J. Wilson 69%, and Kenji Yoshizawa 11%. Directors who are not full-time officers of the Company or BTM or its affiliates received an annual combined retainer for service on the Company and Bank boards and meeting fees for Board meetings attended and for Board committee meetings attended. The annual combined retainer for service on the Company and Bank boards is $20,000 which is prorated and payable quarterly in advance. Directors who are not full-time officers of the Company or BTM or its affiliates were paid the following: a fee of $1,000 for each Board of Directors meeting attended except that when Board meetings of the Company and the Bank were held on the same day, the total fee was limited to $1,000; and, a fee of $1,000 for each Board committee meeting attended except that when the same committees of the Company and the Bank had a combined meeting, the total fee was limited to $1,000. In addition, the annual combined retainer for service on the Company and Bank Boards for each non-officer committee chair is $5,000 pro-rated and payable quarterly in advance.

    The Company and the Bank have each established the Board committees described below. The membership of each committee is the same for the Company and the Bank, and the corresponding committees of both institutions usually hold combined meetings. Effective January 1999, certain changes in the Board committee structure were adopted as described below.

    The Audit & Examining Committee oversees the Company's financial reporting and control environment. It meets regularly with the Company's general auditor and its independent auditors to review the scope and results of their work as well as to review the Company's quarterly and annual financial statements and regulatory disclosures with the officers in charge of the Company's financial reporting, control and disclosure functions. The Committee also makes an annual recommendation to the Board of

Directors of the Company's independent auditors (see Section III., Ratification of the Selection of Independent Auditors). In addition, the Committee reviews reports of examination conducted by bank and bank holding company regulatory agencies and follows up with appropriate management, so that recommendations and corrective actions may be implemented. Directors who served on the Committee at December 31, 1998, were: Sidney R. Petersen, Chair; Mary S. Metz; and Henry T. Swigert. Charles R. Scott served on the Committee until May 1998. The Committee met eight (8) times in 1998.

    The Credit Policy & Review Committee oversees the credit functions of the Company including the overall credit portfolio, composite credit policies, credit review and examination policies, and the methodology and adequacy of the allowance for credit losses. It also reviews a compliance program for credit functions and the establishment and delegation of credit authority. In addition, the Committee reviews reports of examination conducted by bank and bank holding company regulatory agencies and follows up with appropriate management, so that recommendations and corrective actions may be implemented. Directors who served on the Committee at December 31, 1998, were: Stanley F. Farrar, Chair; Richard
D. Farman; Harry W. Low; and Raymond E. Miles. The Committee met eight (8) times in 1998.

    The Executive Compensation & Benefits Committee reviews and approves executive officer compensation criteria and levels and oversees the Company's and the Bank's employee benefit plans. The Committee approves the compensation of the Chief Executive Officer and other executive officers. In addition, it approves restricted stock awards and stock option grants under the Company's Management Stock Plan. The Executive Compensation & Benefits Committee Report on Executive Compensation appears on page 19. Directors who served on the Committee at December 31, 1998, were: Richard D. Farman, Chair; Jack L. Hancock; Carl W. Robertson; and Henry T. Swigert. The Committee met nine (9) times in 1998.

    The Nominating Committee is responsible for screening, interviewing, and proposing qualified candidates to fill vacancies on the Board of the Company and/or the Bank as they occur and recommending to the respective Board the director nominees to be elected by the shareholders at the annual meeting. In carrying out its responsibilities, the Committee also considers candidates recommended by shareholders. Directors who served on the Committee at December 31, 1998, were: Takahiro Moriguchi, Chair; Richard D. Farman; Jack L. Hancock;
J. Fernando Niebla; Carl W. Robertson and Yoshihiko Someya. The Committee met one (1) time in 1998.

    Section 3.2 of the Bylaws of the Company regarding shareholder nomination for members of the Board of Directors, was revised effective January 27, 1999 and can be summarized as follows: Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding capital stock of the Company entitled to vote for the election of directors at the Annual Meeting of Shareholders. Notice of intention to make any nominations by a shareholder shall be made in writing and shall be delivered or mailed to the Secretary at 400 California Street, San Francisco, CA 94104, not less than one hundred twenty (120) calendar days in advance of the date the Corporation's proxy statement was released to the shareholders in connection with the previous year's annual meeting of shareholders. In the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year's proxy statement, notice by the shareholder must be received by the Secretary of the Corporation a reasonable time before the Corporation mails its proxy statement. The notice is to contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the Company owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; (e) the number of shares of capital stock of the Company owned by the notifying shareholder. Nominations not made in accordance with these procedures may, in the discretion of the chair of the meeting, be disregarded and upon the chair's instructions, the inspectors of election can disregard all votes cast for each such nominee.

    The Public Policy Committee is responsible for identifying relevant political, social and environmental trends. The Committee monitors the Bank's programs which carry out the purposes of the Community Reinvestment Act, equal employment opportunity laws and other related federal, state and local programs. Directors who served on the Committee at December 31, 1998, were: Herman E. Gallegos, Chair; Raymond E. Miles; J. Fernando Niebla; and Blenda J. Wilson. The Committee met four (4) times in 1998.

    During 1998, the Risk Review Committee was responsible for review, oversight and monitoring of the Company's and the Bank's risk management program in coordination with other committees of the Board. The committee considered both bank and bank holding company regulatory agency guidance in connection with its responsibilities. The committee, through reviews and monitoring of risk assessments, various management reports, and oversight of the corporate risk management function, ensured that management had appropriate programs in place for the effective identification, measurement, control and monitoring of risk. Directors who served on the Committee at December 31, 1998, were: Henry T. Swigert, Chair; Harry W. Low; Mary S. Metz; and Carl W. Robertson. The Committee met four (4) times in 1998. As discussed below, the Risk Review Committee was disbanded in January 1999.

    Other Company Board committees are a Common & Preferred Stock Committee, which did not meet in 1998, and an Executive Committee which met one (1) time in 1998.

    The Trust Committee, a committee of the Bank board only, supervises the administration of the fiduciary powers of the Bank and the Bank's non-fiduciary investment management activities. In addition, the Committee reviews reports of examination conducted by bank and bank holding company regulatory agencies, the Company's general auditor and its independent auditors and follows up with appropriate management, so that recommendations and corrective actions may be implemented. Directors who served on the Committee at December 31, 1998, are:
Carl W. Robertson, Chair; Herman E. Gallegos; Jack L. Hancock; and J. Fernando Niebla. The Committee met eight (8) times in 1998.

    Other Bank Board committees are a National Bank Act Committee (five (5) meetings), and an Executive Committee which did not meet in 1998.

    The following changes to the Board committee structure were adopted as of January, 1999.

    The Risk Review Committee was disbanded. Its duty to oversee business risk management processes and risk management systems which monitor risk exposures was transferred to the Audit & Examining Committee, and its duty to oversee credit risk and related risk management processes was transferred to the Credit Policy & Review Committee.

    The Common & Preferred Stock Committee was also disbanded. All of its duties were transferred to a newly created Finance and Capital Committee, whose function is to oversee all aspects of the Company's financial matters (except those that are the specific responsibility of the Audit & Examining Committee, Executive Compensation & Benefits Committee, or the Credit Policy & Review Committee) focusing on financial planning, financial performance compared to plan, financial processes, capital management, dividend and investment policies, management of net interest margin and other Asset and Liability management processes.

    Public Policy Committee transferred its responsibility to review fair lending matters to the Credit Policy & Review Committee. The Nominating Committee duties were expanded to include corporate governance.

    The Trust Committee became a Board committee of the Company as well as the Bank.

    The Board of Directors has adopted a retirement policy which provides that any director who is employed full time by the Company or the Bank shall retire from the Board at age 65 and any director who is not employed full time by the Company or the Bank shall not stand for reelection at the Annual Meeting of Shareholders following the director's seventieth birthday. The Board has provided an exception to this policy for director Tsuneo Wakai who is over age 70 and may stand for reelection as a director of the Company and the Bank until his successor is elected.

                            I. ELECTION OF DIRECTORS

    Twenty directors of the Company are to be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders or until earlier retirement, resignation or their successors are elected. The nominees as set forth below are all presently directors of the Company. A resolution of the Company's Board pursuant to the Bylaws of the Company sets the exact number of directors at twenty. All nominees, except for Messrs. Wakai and Yoshizawa, are also directors of the Bank. If relected as directors of the Company, all nominees, except for Messrs. Wakai and Yoshizawa, are expected to be relected as directors of the Bank.

    Unless authority to vote for directors is withheld as to any or all of them, it is intended that shares represented by proxies in the accompanying form will be voted FOR the election of the persons listed below or, if one or more of such persons shall become unable or unwilling to accept nomination or election, FOR the election of such other persons as the President or Board of Directors of the Company may recommend in their place. The Board of Directors has no reason to believe that any such nominee will be unable or unwilling to serve.

    The following information is furnished with respect to the nominees for director: name, age, the number of shares of the Company's and BTM's Common Stock beneficially owned by the nominee as of December 31, 1998, the nominee's business experience during the past five years, directorships in other corporations, and periods of service as a director of the Company.

                                                            SHARES OF                    SHARES OF COMMON STOCK
                                                         COMMON STOCK OF                     OF THE BANK OF
                                                           UNIONBANCAL                   TOKYO-MITSUBISHI, LTD.
     NAME AND PRINCIPAL OCCUPATIONS       AGE AS OF     CORPORATION OWNED                OWNED BENEFICIALLY AS
       DURING THE LAST FIVE YEARS         APRIL 30,     BENEFICIALLY AS OF                  OF DECEMBER 31,
        OF NOMINEES FOR DIRECTOR            1999      DECEMBER 31, 1998+(2)                    1998++(2)
----------------------------------------  ---------   ----------------------             ----------------------
Richard D. Farman.......................     63              1,500                                  -0-
  Mr. Farman has served as Chairman of
    the Board and Chief Executive
    Officer of Sempra Energy since July
    1998. Mr. Farman has served as a
    director of Catellus Development
    Corporation since May 1997. Mr.
    Farman served as President and Chief
    Operating Officer of Pacific
    Enterprises since September 1993 to
    July 1998 and as Chief Executive
    Officer of Southern California Gas
    Company, a subsidiary of Pacific
    Enterprises from January 1989
    through December 1994. Mr. Farman
    has been a director of the Company
    since November 1988.

Stanley F. Farrar.......................     55                -0-                                1,250
  Mr. Farrar has been a partner of
    Sullivan & Cromwell since October
    1984. He served as a director of the
    former BanCal Tri-State Corporation
    and the former Bank of California,
    N.A. from June 1984 until March
    1996. Mr. Farrar has been a director
    of the Company since April 1996.

                                                            SHARES OF                    SHARES OF COMMON STOCK
                                                         COMMON STOCK OF                     OF THE BANK OF
                                                           UNIONBANCAL                   TOKYO-MITSUBISHI, LTD.
     NAME AND PRINCIPAL OCCUPATIONS       AGE AS OF     CORPORATION OWNED                OWNED BENEFICIALLY AS
       DURING THE LAST FIVE YEARS         APRIL 30,     BENEFICIALLY AS OF                  OF DECEMBER 31,
        OF NOMINEES FOR DIRECTOR            1999      DECEMBER 31, 1998+(2)                    1998++(2)
----------------------------------------  ---------   ----------------------             ----------------------
Herman E. Gallegos......................     68                468                                  -0-
  Mr. Gallegos has been an independent
    management consultant since January
    1982. He has served as a director of
    SBC Communications Inc. since April
    1997 and The California Endowment
    since May 1996. Mr. Gallegos has
    been a director of the Company since
    November 1988.

Jack L. Hancock.........................     69              1,500(3)                               -0-
  Mr. Hancock was Executive Vice
    President of Pacific Bell from
    February 1988 until December 1993.
    He has been a director of Whittaker
    Corporation since February 1994, MGC
    Communications and Bankserv, LLP
    since July 1996, Interlink
    Technology since December 1997 and
    Persistence Software since September
    1998. Mr. Hancock has been a
    director of the Company since July
    1994.

Richard C. Hartnack.....................     53            148,713(4)(5)                            -0-
  Mr. Hartnack has served as Vice
    Chairman and head of the Community
    Banking Group of the Company and the
    Bank since April 1996. He served as
    Vice Chairman of the former Union
    Bank from June 1991 until March
    1996. Mr. Hartnack has served as a
    director of the Company since June
    1991.

Kaoru Hayama............................     64                -0-                               34,612
  Mr. Hayama has served as Chairman of
    the Company and the Bank since
    September 1998. Mr. Hayama served as
    Deputy President of BTM from April
    1996 to June 1998. Mr. Hayama had
    previously served as a director of
    former Union Bank during 1992-94,
    while also serving as The Bank of
    Tokyo, Ltd. resident senior managing
    director for the Americas. He was
    simultaneously chairman of the Bank
    of Tokyo Trust Company in New York.
    Mr. Hayama has served as a director
    of the Company since September 1998.

                                                            SHARES OF                    SHARES OF COMMON STOCK
                                                         COMMON STOCK OF                     OF THE BANK OF
                                                           UNIONBANCAL                   TOKYO-MITSUBISHI, LTD.
     NAME AND PRINCIPAL OCCUPATIONS       AGE AS OF     CORPORATION OWNED                OWNED BENEFICIALLY AS
       DURING THE LAST FIVE YEARS         APRIL 30,     BENEFICIALLY AS OF                  OF DECEMBER 31,
        OF NOMINEES FOR DIRECTOR            1999      DECEMBER 31, 1998+(2)                    1998++(2)
----------------------------------------  ---------   ----------------------             ----------------------
Harry W. Low............................     68              5,425(3)                               -0-
  Justice Low has been a mediator and
    arbitrator with Judicial Arbitration
    & Mediation Services/ Endispute,
    Inc. (JAMS/Endispute) since March
    1992. He was the Presiding Justice
    for the State of California Court of
    Appeal, 1st District until his
    retirement in January 1992. Justice
    Low has been a director of the
    Company since January 1993.

Mary S. Metz............................     61              1,217(3)                               -0-
  Dr. Metz has been President of S. H.
    Cowell Foundation since January 5,
    1999. She was the Dean of University
    Extension, University of California,
    Berkeley, from July 1991 to
    September 1998. She was President of
    Mills College from 1981 to June
    1990. Dr. Metz has served as a
    director of SBC Communications, Inc.
    and its predecessors since July
    1986, Pacific Gas & Electric Co.
    since March 1986, and Longs Drugs
    Stores since February 1991. Dr. Metz
    has been a director of the Company
    since November 1988.

Raymond E. Miles........................     66                -0-                                1,214
  Professor Miles is Professor Emeritus
    and former Dean of the Haas School
    of Business at the University of
    California in Berkeley where he has
    served since July 1963. He served as
    a director of the former BanCal
    Tri-State Corporation and the former
    Bank of California, N.A. from
    January 1987 to March 1996. He has
    served as a director of Granite
    Construction Co., Inc., since May
    1988. Professor Miles has been a
    director of the Company since April
    1996.

                                                            SHARES OF                    SHARES OF COMMON STOCK
                                                         COMMON STOCK OF                     OF THE BANK OF
                                                           UNIONBANCAL                   TOKYO-MITSUBISHI, LTD.
     NAME AND PRINCIPAL OCCUPATIONS       AGE AS OF     CORPORATION OWNED                OWNED BENEFICIALLY AS
       DURING THE LAST FIVE YEARS         APRIL 30,     BENEFICIALLY AS OF                  OF DECEMBER 31,
        OF NOMINEES FOR DIRECTOR            1999      DECEMBER 31, 1998+(2)                    1998++(2)
----------------------------------------  ---------   ----------------------             ----------------------
Takahiro Moriguchi......................     54              6,000(1)                             7,400
  Mr. Moriguchi has served as President
    and Chief Executive Officer of the
    Company and the Bank since May 1997.
    He served as Vice Chairman and Chief
    Financial Officer of the Company and
    the Bank from April 1996 to May
    1997. He served as Vice Chairman and
    Chief Financial Officer of the
    former Union Bank from June 1993
    until March 1996. He served as
    General Manager of the former Bank
    of Tokyo, Ltd.'s Capital Markets
    Division 2 from May 1992 to May
    1993. He has served as a director of
    The Bank of Tokyo-Mitsubishi, Ltd.
    since April 1996 and as a director
    of the former Bank of Tokyo, Ltd.
    prior thereto. Mr. Moriguchi has
    served as a director of the Company
    since June 1993.

J. Fernando Niebla......................     59                150                                  105(6)
  Mr. Niebla has served as Chairman of
    Infotec Commercial Systems since
    December 1995 and as its Chief
    Executive Officer until June 30,
    1998. From September 1979 to June
    1996, he served as Chairman and
    Chief Executive Officer of Infotec
    Development, Inc. He served as a
    director of the former BanCal
    Tri-State Corporation and the former
    Bank of California, N.A. from July
    1994 through March 1996. Mr. Niebla
    has been a director of the Company
    since April 1996.

Sidney R. Petersen......................     68              2,228(3)                               -0-
  Mr. Petersen has been a consultant and
    private investor since August 1984.
    He served as Chairman and Chief
    Executive Officer of Getty Oil
    Company until his retirement in July
    1984. He has been a director of
    Avery Dennison Corporation since
    December 1981; NICOR, Inc. since May
    1987; Sypris Solutions, Inc. since
    March 1998; and Seagull Energy
    Corporation since October 1996. Mr.
    Petersen has been a director of the
    Company since November 1988.

Carl W. Robertson.......................     62                -0-                                1,250
  Mr. Robertson has been the Managing
    Director of Warland Investments
    Company since January 1985. He
    served as a director of the former
    BanCal Tri-State Corporation and the
    former Bank of California, N.A. from
    April 1975 to March 1996. Mr.
    Robertson has been a director of the
    Company since April 1996.

                                                            SHARES OF                    SHARES OF COMMON STOCK
                                                         COMMON STOCK OF                     OF THE BANK OF
                                                           UNIONBANCAL                   TOKYO-MITSUBISHI, LTD.
     NAME AND PRINCIPAL OCCUPATIONS       AGE AS OF     CORPORATION OWNED                OWNED BENEFICIALLY AS
       DURING THE LAST FIVE YEARS         APRIL 30,     BENEFICIALLY AS OF                  OF DECEMBER 31,
        OF NOMINEES FOR DIRECTOR            1999      DECEMBER 31, 1998+(2)                    1998++(2)
----------------------------------------  ---------   ----------------------             ----------------------
Yoshihiko Someya........................     51                -0-                               23,350
  Mr. Someya has served as Deputy
    Chairman of the Company since July
    1998. He served as Executive Vice
    President of the Company from March
    1998 until July 1998. He served as
    Deputy General Manager of the Osaka
    Branch of The Bank of Tokyo
    Mitsubishi, Ltd. from May 1996 until
    March 1998. He served as General
    Manager, Financial Institutions
    Division of former Mitsubishi Bank,
    Ltd. from May 1995 until May 1996.
    He served as Director and General
    Manager of DC Card Co., Ltd., a
    subsidiary of former Mitsubishi
    Bank, Ltd. from May 1993 until May
    1995. Mr. Someya has served as a
    director of the Company since July
    1998.

Henry T. Swigert........................     68                -0-                                5,250(7)
  Mr. Swigert has served as Chairman of
    ESCO Corporation since January 1979.
    From April 1989 until April 1996, he
    served as a director of the former
    BanCal Tri-State Corporation and the
    former Bank of California, N.A. Mr.
    Swigert has been a director of the
    Company since April 1996.

Tsuneo Wakai............................     72                -0-                               69,890
  Mr. Wakai has been the Senior Advisor
    of The Bank of Tokyo-Mitsubishi,
    Ltd. since January 1998. Prior
    thereto, he was Chairman of the
    Board of The Bank of
    Tokyo-Mitsubishi, Ltd. from April
    1996 through December 1997, and the
    President of the former Mitsubishi
    Bank, Ltd. from June 1990 through
    March 1996. Mr. Wakai has been a
    director of the Company since April
    1996.

Robert M. Walker........................     57            203,700(3)(4)(5)                         -0-
  Mr. Walker has served as Vice Chairman
    of the Commercial Financial Services
    Group for the Company and the Bank
    since April 1996. He served as Vice
    Chairman in the same position with
    the former Union Bank from July 1992
    until March 1996. He has served as a
    director of the Company since July
    1992.

                                                            SHARES OF                    SHARES OF COMMON STOCK
                                                         COMMON STOCK OF                     OF THE BANK OF
                                                           UNIONBANCAL                   TOKYO-MITSUBISHI, LTD.
     NAME AND PRINCIPAL OCCUPATIONS       AGE AS OF     CORPORATION OWNED                OWNED BENEFICIALLY AS
       DURING THE LAST FIVE YEARS         APRIL 30,     BENEFICIALLY AS OF                  OF DECEMBER 31,
        OF NOMINEES FOR DIRECTOR            1999      DECEMBER 31, 1998+(2)                    1998++(2)
----------------------------------------  ---------   ----------------------             ----------------------
Hiroshi Watanabe........................     58                -0-                               22,506
  Mr. Watanabe has served as the
    Managing Director and Chief
    Executive Officer of The Bank of
    Tokyo-Mitsubishi, Ltd., Headquarters
    for the Americas, since July 1998.
    Prior to that he served as Managing
    Director and General Manager,
    Corporate Planning Division of The
    Bank of Tokyo-Mitsubishi from April
    1996 to July 1998, and he served in
    the same capacity in the Planning
    Division of the former Bank of
    Tokyo, Ltd. from June 1995 to April
    1996. Mr. Watanabe served as a
    Director and General Manager
    Planning Division of the former Bank
    of Tokyo, Ltd. from June 1992 to
    June 1995, and in various positions
    with the former Bank of Tokyo, Ltd.
    prior to 1992. Mr. Watanabe has been
    a director of the Company since July
    1998.

Blenda J. Wilson........................     58                600                                  -0-
  Dr. Wilson has served as the President
    of California State University,
    Northridge since September 1992. She
    is the former Chancellor of the
    University of Michigan-Dearborn. Dr.
    Wilson has been a director of the
    Company since July 1993.

Kenji Yoshizawa.........................     66                663(1)                            45,186
  Mr. Yoshizawa has served as the Deputy
    President and director of The Bank
    of Tokyo-Mitsubishi, Ltd. since
    April 1996. He served as Deputy
    President and director of the former
    Bank of Tokyo, Ltd. from June 1990
    through March 1996. He served as
    Chairman and Chief Executive Officer
    of The Bank of Tokyo Trust Company
    from September 1989 to September
    1990. He also served as a Senior
    Managing Director and Managing
    Director of the former Bank of
    Tokyo, Ltd. from April 1986 to June
    1990. Mr. Yoshizawa has been a
    director of the Company since
    September 1989.

All directors and executive officers as
  a group (28 persons)(1)(2)(4)(5)(6)...                         []                                   []

------------------------

+ All mention of UnionBanCal Corporation stock refers to shares of Common Stock. The number of shares reflect the 3 for 1 stock split effective December 21, 1998

++  As of December 31, 1998, there were [      ] shares outstanding of Common
    Stock of BTM.

1 The 142,925,616 shares of Company Common Stock owned by BTM as of December 31, 1998, do not include the shares of Company Common Stock owned by Takahiro Moriguchi, Yoshihiko Someya,

    Hiroshi Watanabe, Kenji Yoshizawa and executive officers of the Company who are associated as officers or directors of BTM.

2 All shares of Common Stock of the Company and BTM are held directly by the directors and executive officers of the Company and BTM, unless otherwise indicated. No director or executive officer of the Company or BTM, individually or as a group, owns beneficially more than 1% of the outstanding shares of Common Stock of the Company or BTM.

3 Of the 1,500 shares, 600 shares are owned by the Hancock Family Trust of which Jack L. Hancock and Patricia B. Hancock are trustees. Of the 5,425 shares, 4,825 shares are owned by the Harry W. Low and Mayling J. Low Trust of which Harry W. Low and Mayling J. Low are trustees. Of the 1,217 shares, 150 shares are owned by the Mary S. Metz Trust of which Mary S. Metz is a trustee. The 2,228 shares are owned by the Petersen Family Trust of which Sidney R. Petersen and Nancy M. Petersen are trustees. Of the 203,700 shares, 39,150 shares are owned by the Robert and Judith Walker 1998 Trust of which Robert M. Walker and Judith Walker are trustees.

4 The shares indicated under the Company column include the following shares of restricted stock granted from the inception of the Management Stock Plan in 1990 through December 31, 1998, to and held by the named individuals and the group as a whole including restricted stock vested within 60 days of December 31, 1998:

Richard C. Hartnack................................................     65,700
Robert M. Walker...................................................     22,050
Executive Officers as a group......................................    112,056

5 The shares indicated under the Company column include the following shares of stock options granted from the inception of the Management Stock Plan in 1990 through December 31, 1998, to and exercisable by the named individuals and the group as a whole including stock options vested within 60 days of December 31, 1998:

Richard C. Hartnack................................................     47,001
Robert M. Walker...................................................    106,998
Executive Officers as a group......................................    258,690

6 The shares indicated are held as American Depository Shares, each of which represents one share of BTM Common Stock.

7 The shares indicated are American Depository Shares held by the Henry T. Swigert Trust, each of which represents one share of BTM Common Stock.

    II. APPROVAL OF YEAR 2000 UNIONBANCAL CORPORATION MANAGEMENT STOCK PLAN

    The Board of Directors recommends a vote FOR the approval of the Year 2000 UnionBanCal Management Stock Plan (the "2000 Management Stock Plan") attached as Exhibit A, which will take effect upon the expiration of the UnionBanCal Corporation Management Stock Plan ("Management Stock Plan"). The Board of Directors has approved the 2000 Management Stock Plan subject to shareholder approval.

MATERIAL PROVISIONS OF THE 2000 MANAGEMENT STOCK PLAN

    The 2000 Management Stock Plan authorizes awards of up to 10,000,000 shares of Common Stock of the Company by means of stock grants, incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")), nonqualified stock options, stock appreciation rights ("SARs"), and
stock grants or sales. As of            , the market value of the Common Stock
is       per share. The size of the award will depend on the individual's contribution to overall results of the Company and other factors that the Board considers significant.

    The purposes of the Plan are to (1) provide competitive long-term compensation that will attract and retain key executives, non-employee directors and/or consultants who contribute significantly to the financial success of the Company and (2) further align shareholder and management interest through increased employee stock ownership. The Plan is to be administered by the Executive Compensation & Benefits Committee of the Company's Board of Directors (the "Committee").

    Employees, Non-employee Directors and/or consultants of the Company and its subsidiaries are eligible for awards of stock options, stock grants/sales or SARs under the 2000 Management Stock Plan. The approximate number of eligible persons currently in each category are as follows: Employees (750) and Non-Employee Directors (12). The Company does not currently intend to grant any awards to consultants. The Committee will determine the categories of the persons eligible for such awards and determine the number of shares to be subject to each option or grant. Individual stock awards will be based upon each person's duties and responsibilities, value of his/her services, his/her present and potential contributions to the success of the Company, the anticipated years of future services, and other relevant factors. The Committee will then approve awards to such eligible persons.

    The exercise price for stock options granted pursuant to the 2000 Management Stock Plan shall not be less than the fair market value of the Common Stock on the date of grant. In general, the option shall vest over three years and its term shall not exceed ten years except that option awards to non-employee directors shall vest immediately. The consideration to be received by the Company for the exercise of stock options or purchase of stock shall be cash, provided that the Committee, in its sole discretion, may permit a participant to pay the exercise price or stock purchase price in whole or in part by: (a) delivery of an irrevocable direction to a securities broker or brokers to sell shares and deliver all or a portion of the proceeds to the Company in payment for the Common Stock, or (b) Common Stock.

    The Board of Directors may amend or terminate the 2000 Management Stock Plan at any time without the approval of the shareholders; provided, however, that the approval of the holders of a majority of the outstanding shares of the Company entitled to vote is required for any amendment which increases the number of shares for which options or stock grants/sales may be awarded or materially changes the standards of eligibility under the 2000 Management Stock Plan. However, no such action by the Board of Directors or shareholders may unilaterally alter or impair an employee's rights under any option or stock grant/sale previously awarded under the 2000 Management Stock Plan unless the employee consents. In any event, the 2000 Management Stock Plan will terminate on January 1, 2010.

    The awards to be granted to participants pursuant to the 2000 Management Stock Plan are not determinable at this time.

TAX TREATMENT OF AWARDS UNDER THE 2000 MANAGEMENT STOCK PLAN

STOCK OPTIONS

    Options granted under the 2000 Management Stock Plan may either be "incentive stock options" as defined under Section 422 of the Code or "non-qualified stock options". If an option granted under the 2000 Management Stock Plan is an incentive stock option, the optionee will recognize no income upon grant of the incentive stock option and incur no tax liability due to the exercise if requisite holding periods are met, unless the optionee is subject to alternative minimum tax. The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after the grant of the option and one year after the receipt of the shares by the optionee due to the exercise of the option, any gain will be treated as long-term capital gain. If these holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized on such premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain depending on how long the optionee held the stock.

    All other options that do not qualify as incentive stock options are referred to as "non-qualified" options. An optionee will not recognize any taxable income at the time he is granted a non-qualified option. Upon exercising a non-qualified option, an optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the option price. Upon resale of such shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain or loss, and will qualify for long term capital gain or loss treatment if the shares have been held for the requisite holding period. For non-qualified stock options, the Company will receive an income tax deduction for the amount of income recognized by the optionee.

STOCK GRANTS/SALES

    Stock grants/sales under the 2000 Management Stock Plan are taxable to the recipient on the earlier of when the shares received are transferable or not subject to a substantial risk of forfeiture. Taxable income equals the excess of the fair market value of the stock received less the amount paid, if any, for the shares. The Company will receive an income-tax deduction for the amount of income recognized by the recipient.

SARS

    Upon exercising an SAR, an optionee will recognize ordinary income for federal tax purposes measured by the excess of the fair market value of the option shares subject to the SAR over the option price. For SARs, the Company will receive an income tax deduction for the amount of income recognized by the optionee.

    The foregoing is only a summary of the federal income tax rules governing stock options, stock grants/ sales and SARs under the Plan. The rules on this area are complex and subject to frequent change. State and local income tax rules may differ.

           III. RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors recommends a vote FOR ratifying the selection of Deloitte & Touche LLP as independent auditors for the Company.

    The Board has appointed Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 1999. The appointment was recommended by the Audit and Examining Committee. Shareholders are being asked to ratify this selection at the Annual Meeting. The firm of Deloitte & Touche LLP has audited the accounts of the Company since 1996 and is considered well qualified. Audit services include the annual audit examination, limited reviews of unaudited quarterly financial data, assistance in filings with various regulatory authorities and with the Annual Report to Shareholders, and discussions regarding accounting principles and practices followed by the Company in preparing its financial statements.

    Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are also expected to be available to answer questions.

       IV. COMPENSATION AND OTHER TRANSACTIONS WITH MANAGEMENT AND OTHERS

SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation for the last three fiscal years of the Chief Executive Officer of the Company, and the four next most highly compensated named executive officers of the Company (other than the Chief Executive Officer) who served as executive officers on December 31, 1998 ("named executive officers").(1)

                         SUMMARY COMPENSATION TABLE(1)

                                                               ANNUAL COMPENSATION
                                                 ------------------------------------------------
                                                          ACTUAL                   OTHER ANNUAL
          NAME & PRINCIPAL POSITION              YEAR     SALARY      BONUS      COMPENSATION(2)
---------------------------------------------    ----    --------    --------    ----------------
Takahiro Moriguchi...........................    1998(1) $329,735    $      0
  President and Chief                            1997    $378,785    $      0
  Executive Officer                              1996    $433,258    $      0        $77,834

Kaoru Hayama ................................    1998(1) $143,949    $      0
  Chairman of the Board                          1997    $      0    $      0
                                                 1996    $      0    $      0

Yoshihiko Someya ............................    1998(1) $299,651    $      0
  Deputy Chairman of the Board                   1997    $      0    $      0
                                                 1996    $      0    $      0

Richard Hartnack ............................    1998(1) $415,000    $250,000
  Vice Chairman of the Board                     1997    $353,842    $240,000
                                                 1996    $340,962    $138,000

Robert Walker ...............................    1998(1) $413,627    $300,000
  Vice Chairman of the Board                     1997    $353,842    $240,000
                                                 1996    $340,962    $138,000

                                                            LONG-TERM COMPENSATION
                                                 --------------------------------------------

                                                             AWARDS
                                                 ------------------------------      PAYOUTS
                                                   RESTRICTED        SECURITIES     ---------
                                                 STOCK AWARDS IN     UNDERLYING     LONG-TERM        ALL OTHER
          NAME & PRINCIPAL POSITION                DOLLARS(3)        OPTIONS(4)     INCENTIVES    COMPENSATION(5)
---------------------------------------------    ---------------     ----------     ---------     ----------------
Takahiro Moriguchi...........................       $      0              -0-            -0-           $    0
  President and Chief                               $      0              -0-            -0-           $    0
  Executive Officer                                 $      0              -0-            -0-           $    0
Kaoru Hayama ................................       $      0              -0-            -0-           $    0
  Chairman of the Board                             $      0              -0-            -0-           $    0
                                                    $      0              -0-            -0-           $    0
Yoshihiko Someya ............................       $      0              -0-            -0-           $    0
  Deputy Chairman of the Board                      $      0              -0-            -0-           $    0
                                                    $      0              -0-            -0-           $    0
Richard Hartnack ............................       $      0           19,500            -0-           $4,800
  Vice Chairman of the Board                        $ 53,100           15,000            -0-           $4,750
                                                    $ 32,925           18,000       $100,000           $4,500
Robert Walker ...............................       $447,000           19,500            -0-           $4,800
  Vice Chairman of the Board                        $ 53,100           15,000            -0-           $6,263
                                                    $ 32,925           18,000       $100,000           $6,193

------------------------------

(1) Messrs. Moriguchi, Hayama and Someya are not eligible to receive restricted stock awards, stock option grants, performance share awards, long term incentive payments or the annual bonus to be paid in 1999 for 1998 performance. Their compensation takes into consideration the BTM Expatriate Pay Program; see Executive Compensation & Benefits Committee Report on Executive Compensation--Overview, Policy Making Expatriate Officer Compensation, and Chief Executive Compensation.

    Mr. Hayama was elected Chairman of the Board in September of 1998, succeeding Mr. Tamotsu Yamaguchi.

    Mr. Someya began employment with the Company in March 1998, and was elected Deputy Chairman in July 1998.

    The data set forth in this table for the above five (5) officers includes all compensation awarded to, earned by or paid to them from any source for services rendered to the Company and its subsidiaries. Two additional executive officers received 1998 cash compensation that was greater than Mr. Moriguchi's compensation and less than Mr. Walker's compensation. They are not included as named executive officers, because they are lower ranking policy making officers than the listed named executive officers and because of anomalies created by the BTM Expatriate Pay Program.

(2) Perquisites or personal benefits provided to named executive officers in each of the years indicated did not exceed the lesser of $50,000 or 10% of annual salary and bonus except as indicated. The value of an initiation fee for a club membership paid for in the name of Mr. Moriguchi in 1996 was $46,476.

(3) The value listed for restricted stock awards was based on the market price of the Company's Common Stock at grant date. A three-for-one (3-for-1) split of the Company's Common Stock took place on December 21, 1998 (the "3-for-1 Split"). Mr. Hartnack was granted 0 shares in 1998, 2,400 shares in 1997, and 1,800 shares in 1996 of restricted stock, as calculated after the 3-for-1 Split. Mr. Walker was granted 18,000 shares in 1998, 2,400 shares in 1997, and 1,800 shares in 1996 of restricted stock as calculated after the 3-for-1 Split.

    The aggregate value of restricted stock awards as of December 31, 1998, held by Mr. Hartnack was $2,237,906 and by Mr. Walker was $751,078 based on the post 3-for-1 Split market price on December 31, 1998. Each award granted to Messrs. Hartnack and Walker vests ratably over four years on the anniversary of the grant date for each award, except for the 1997 award which vests 100% on January 1, 2000. As of December 31, 1998, the total vested and unvested shares of restricted stock awards held by Mr. Hartnack was 65,700 and by Mr. Walker, 22,050. Program participants have the right to vote their restricted shares and receive dividends.

(4) Option shares granted to Mr. Hartnack and Mr. Walker reflect the number of shares as a result of the 3-for-1 Split.

(5) Includes dollar value of match and stock discount contributions to the Union Bank of California 401(k) Plan.

STOCK OPTIONS

    The following tables summarize grants and exercises of options to purchase Common Stock during 1998 to or by the named executive officers, and the grant date present value of options held by such persons at the end of 1998. The Company did not reprice any options during 1998 or any prior year, and did not provide executives Stock Appreciation Rights (SARs). In 1998, officers who are expatriates, including the Chairman; the President and Chief Executive Officer; and the Deputy Chairman were not eligible to receive stock options; please refer to the Executive Compensation & Benefits Committee Report on Executive
Compensation: Overview.

                  OPTION GRANTS IN LAST FISCAL YEAR (1998)(1)

                                                 NUMBER OF       PERCENT OF TOTAL
                                                SECURITIES        OPTIONS GRANTED                             GRANT DATE
                                            UNDERLYING OPTIONS    TO EMPLOYEES IN   EXERCISE   EXPIRATION      PRESENT
                                                GRANTED(3)          FISCAL YEAR     PRICE(3)      DATE         VALUE(2)
                                            -------------------  -----------------  ---------  -----------  --------------
Richard C. Hartnack.......................          19,500               3.65%      $  35.083      5/1/08     $  217,035
Robert M. Walker..........................          19,500               3.65%      $  35.083      5/1/08     $  217,035

------------------------

(1) All options are nonqualified stock options to purchase shares of the Company's Common Stock. The exercise price of the options is 100% of the fair market value on the date the option was granted adjusted to the post 3-for-1 Split price. Options are granted for a term of no more than ten (10) years. The options become exercisable pro rata over three (3) years from the grant date, subject to continuous employment or earlier forfeiture if the employee terminates.

(2) Estimated present value at grant date, based on the Black-Scholes option pricing model with assumptions applicable to the Company. The assumptions used in the model were projected volatility of 29.20% risk-free rate of return of 5.77%, annual dividend yield of 2.17%, and average time to exercise of 6 years. The actual value, if any, an executive may realize will depend on the excess of the actual stock price over the exercise price on the date the option is exercised.

(3) Option shares and pricing have been adjusted to reflect the result of the 3-for-1 Split.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                            NUMBER OF
                                                                      SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                                                                      UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                           SHARES                       FISCAL YEAR-END(3)         AT FISCAL YEAR-END(1)(2)
                                         ACQUIRED ON      VALUE     --------------------------  ------------------------------
                                          EXERCISE      REALIZED    EXERCISABLE  UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                        -------------  -----------  -----------  -------------  ---------------  -------------
Richard C. Hartnack...................          -0-     $    0.00       47,001        35,502    $    903,355.56  $  214,023.87
Robert M. Walker......................          -0-     $    0.00      106,998        35,502    $  2,327,038.62  $  214,023.87

------------------------

(1) The exercise price of post 3-for-1 Split outstanding options for these officers ranges from $8.92 to $22.13.

(2) The value of options is calculated based on the amount by which the closing price of the stock as of the end of the last fiscal year, ended December 31, 1998 ($34.06) exceeds the exercise price. This value is represented by the post 3-for-1 Split closing price.

(3) Option shares have been adjusted to reflect the result of the 3-for-1 Split.

LONG-TERM INCENTIVE PLAN

    The following table summarizes awards made during 1998 under the 1997 UnionBanCal Corporation Performance Share Plan to the named executive officers, with estimated future payouts. Messrs. Hartnack and Walker each were awarded the target number of 6,600 performance shares in 1998. In 1998, officers who are expatriates, including the Chairman, the President and Chief Executive Officer, and the Deputy Chairman were not eligible to receive Performance Share Plan Awards; please refer to the Executive Compensation & Benefits Committee Report on Executive Compensation: Overview.

            LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR(1)

                                                                                                ESTIMATED FUTURE PAYOUTS UNDER
                                                                                                  NON-STOCK PRICE-BASED PLANS
                                                                                            ---------------------------------------
                                          NUMBER OF SHARES,    PERFORMANCE OR OTHER PERIOD                    TARGET
                                        UNITS OR OTHER RIGHTS  UNTIL MATURATION OR PAYOUT    THRESHOLD (#)      (#)     MAXIMUM (#)
                                        ---------------------  ---------------------------  ---------------  ---------  -----------
Richard C. Hartnack...................            6,600                  3 years                   0             6,600      13,200
Robert M. Walker......................            6,600                  3 years                   0             6,600      13,200

------------------------

(1) Performance share awards shown in this table were granted in accordance with the 1997 UnionBanCal Corporation Performance Share Plan approved by the shareholders at the Annual Meeting, May 28, 1997. Under this plan, performance shares may be earned based on the Company's financial performance relative to its Peer Group. The value of a performance share will be equal to the average price of the Company's common stock during the final six (6) months of the performance period.

(2) Performance Shares have been adjusted to reflect the result of the 3-for-1 Split.

PENSION PLANS

    The following table indicates the estimated annual benefit payable to a covered participant in the Union Bank of California Retirement Plan, retiring at age 65, based on compensation and years of service to the Company, its participating subsidiaries and certain affiliates. Employees covered by the retirement plans of BTM, including Messrs. Moriguchi, Hayama and Someya, are excluded from participation. The amounts shown in the table reflect straight life annuity amounts and do not reflect any Social Security offsets and have been calculated without reference to the maximum limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code").

                               PENSION PLAN TABLE

                                                                             ANNUAL BENEFIT
                                                                           YEARS OF SERVICE(2)
                                                                     -------------------------------
COMPENSATION(1)                                                         10         20         30
-------------------------------------------------------------------  ---------  ---------  ---------
100,000............................................................     20,000     40,000     60,000
200,000............................................................     40,000     80,000    120,000
300,000............................................................     60,000    120,000    180,000
400,000............................................................     80,000    160,000    240,000
500,000............................................................    100,000    200,000    300,000
600,000............................................................    120,000    240,000    360,000

------------------------

(1) Compensation includes base salary only as of December 31, 1998, which was $415,000 for Mr. Hartnack, and $415,000 for Mr. Walker.

(2) As of December 31, 1998, Mr. Hartnack and Mr. Walker had 8 and 7 years of service, respectively.

    Benefits in excess of limitations imposed by the Code may be paid by the Company through individual supplemental retirement contracts, or to certain officers of the Company pursuant to its Supplemental Executive Retirement Plan. The Union Bank Supplemental Executive Retirement Plan benefits were extended to senior vice presidents and other senior executives of the former Union Bank, including named executive officers of the Company, except Messrs. Moriguchi, Hayama and Someya, on November 17, 1995. The Supplemental Executive Retirement Plan was amended on December 10, 1997, extending benefits to senior vice presidents and other senior executives of Union Bank of California, N.A. Certain officers of the pre-1988 Union Bank are participants in the Executive Supplemental Benefit Plan which provides a benefit equal to 20% or 30% of the officer's compensation, fixed at 1990 levels, payable for ten years.

EMPLOYMENT AGREEMENTS

    Richard C. Hartnack entered into an Employment Agreement with the Company when he began employment with the Company in 1991. The Company entered into a new Employment Agreement with Mr. Hartnack effective January 1, 1998 which supersedes the 1991 Employment Agreement. Mr. Hartnack is entitled, under certain circumstances, to severance benefits including (a) the greater of (i) salary continuation of base salary for two years plus a prorated bonus amount equal to the average of Mr. Hartnack's annual bonus (excluding an award of long term incentives) for the three most recent bonus determination years, or (ii) the salary continuation amount payable under the Bank's then existing separation pay plan, (b) benefits payable to participants at or above the level of Executive Vice Presidents for this salary continuation period under the Bank's separation plan, and (c) vesting in full of any target award amount under his outstanding grants of performance shares under the UNBC Performance Share Plan, and payment of such vested shares within 120 days following his termination of employment. Additionally, Mr. Hartnack will receive a supplement which will provide the actuarial equivalent of the extra amount Mr. Hartnack would receive under the Union Bank of California Retirement Plan if the limitations on benefits set forth in Sections 415 and 401(a)(17) of the Code did not apply. In addition, the supplement will provide the actuarial equivalent of the extra amount Mr. Hartnack would receive if the Union Bank of California Retirement Plan had taken into account Mr. Hartnack's nine previous years of service with the First National Bank of Chicago. The supplement will be reduced by the actuarial equivalent of the lump sum distributions Mr. Hartnack has received from the qualified and non-qualified plans of First National Bank of Chicago and amounts payable under the Bank's Supplemental Executive Retirement Plan.

    Robert M. Walker entered into an Employment Agreement with the Company when he began employment with the Company in 1992. The Company entered into a new Employment Agreement with Mr. Walker effective January 1, 1998, which supersedes the 1992 Employment Agreement. Mr. Walker is entitled, under certain circumstances, to severance benefits including (a) the greater of (i) salary continuation of base salary for two years plus a prorated bonus amount equal to the average of Mr. Walker's annual bonus (excluding an award of long term incentives) for the three most recent bonus determination years, or (ii) the salary continuation amount payable under the Bank's then existing separation pay plan, (b) benefits payable to participants at or above the level of Executive Vice Presidents for this salary continuation period under the Bank's separation plan, and (c) vesting in full of any target award amount under his outstanding grants of performance shares under the UNBC Performance Share Plan, and payment of such vested shares within 120 days following his termination of employment. Additionally, Mr. Walker will receive a pension supplement which consists of the actuarial equivalent of the extra amount Mr. Walker would receive under the Union Bank of California Retirement Plan if the limitations on benefits set forth in Sections 415 and 401(a)(17) of the Code did not apply. This supplement also credits Mr. Walker with an additional five (5) years of credited service. This pension supplement will be reduced by any amounts payable under the Bank's Supplemental Executive Retirement Plan.

EXECUTIVE COMPENSATION & BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW

    The Company's Executive Compensation & Benefits Committee (the "Committee") reviews and approves executive officer compensation criteria and levels, as well as overseeing the Company's employee benefit plans. It is the policy of the Committee to focus executives on the sustained creation of shareholder value by aligning senior management compensation directly with shareholder interests. In developing and monitoring these programs the Committee and the Company employ the services of a nationally known executive compensation consulting firm.

    For compensation purposes, the Company's executive officers are divided into three groups: 1) executive officers of the Company named in the Summary Compensation Table ("named executive officers"), including the Company's Chairman, its President and Chief Executive Officer, its Deputy Chairman, and its two Vice Chairmen, 2) other policy making officers, who are the eight Executive Vice Presidents who serve on the Executive Management Committee, and
3) other Executive Vice Presidents and certain Senior Vice Presidents with responsibility for matters that impact overall Company performance.

    The Committee approves all elements of the Company's primary executive compensation and benefits program specifically for the named executive officers and the other policy making officers, and broadly oversees the design and implementation of all executive incentive plans, subject to shareholder approval where required and/or appropriate. The Committee receives reports from the Company's management on all elements of the compensation and benefits program for executives below the policy making level.

    Three of the named executive officers, Messrs. Moriguchi, Hayama (a retired officer of BTM) and Someya, plus two additional policy making officers, serve as executive officers of the Company on a rotational assignment from BTM ("policy making expatriate officers"). Accordingly, and as described below, during their tenure at the Company their compensation and benefits are approved by the Committee, taking into account the applicable compensation policies of BTM. In 1998, none of the policy making expatriate officers were eligible to receive annual bonuses, restricted stock awards, stock option grants, or performance share awards. Some compensation for services rendered to the Company is paid to the expatriate named executive officers from BTM and reimbursed by the Company to BTM under a Services Agreement. Such compensation is included in the Summary Compensation Table above.

EXECUTIVE COMPENSATION PHILOSOPHY

    It is the Company's philosophy to compensate executives in a manner that promotes the recruitment, motivation and retention of exceptional employees who will help the Company achieve its strategic business objectives and who can influence shareholder value.

    The Company's executive compensation philosophy is implemented through compensation programs based upon the following principles:

    - In general, an executive's total compensation and benefits package should be positioned at median competitive levels, taking into account the relative responsibilities of the executives involved and reflecting the Company's performance against both its business plans and the performance of its peers. In particular, base salaries should be at the median level of competitive salaries, and incentives should relate to the Company's performance in comparison with the Company's business objectives and with peer group performance levels (see "Peer Group" below).

    - The total compensation and benefits package is designed to provide an appropriate mix of fixed and variable compensation to support a strong pay-for-performance relationship, subject to the special circumstances applicable to policy making expatriate officers.

    - Compensation and benefits programs are intended to promote teamwork and mutual support among the Company's executives.

    - Performance-based compensation is tied to performance measures that heavily influence shareholder value and which can be influenced by the Company's executives. These measures include both growth and returns.

    - Annual bonuses are based on the achievement of the Company's annual Financial Plan.

    - A long-term incentive program, including stock options granted at market value, restricted stock awards and long-term performance share awards is designed to encourage executive retention and link executive compensation directly to long term shareholder interests; the performance share awards component is based on the Company's performance compared to the performance of the specified peer group.

    - Compensation plans should be easy to understand and communicate.

PEER GROUP

    The Company uses a peer group of banks to compare all of the primary elements of the executive officer compensation and benefits program. The Company's current peer group includes 21 banks drawn from the 50 included in the KBW 50 Index, published by Keefe, Bruyette & Woods, Inc. These peer banks are compared on a variety of financial ratios and are used for the competitive compensation analysis. The peer group was developed in part in consultation with the consulting firm retained by the Company. As a result of the consolidation in the banking industry, for 1999, the Company has added or changed some of the banks in the peer group.

BASE SALARY

    Executive base salaries are established relative to comparable positions in other banks, taking into account the relative responsibilities of the executives involved. In general, the Company targets base salaries at the median competitive levels to attract and retain highly experienced and qualified executives. Where the responsibilities of executive positions in the Company exceed those typically found among other banks or play a particularly critical role at the Company, base salaries may be targeted above median competitive levels. In determining salaries, the Committee also takes into account individual leadership and vision, experience and performance, as well as internal equity relative to other positions within the Company, and specific issues particular to the Company and the position involved.

ANNUAL BONUSES

    The purpose of the annual bonus plan is to provide a median competitive annual incentive opportunity at target performance levels. Target awards under the plan represent the median of the competitive market for comparable executive positions at banks of similar size and focus. Actual awards are determined based on the performance of the Company and the individual participant.

    For 1998, participating executives were eligible to earn annual bonuses under the Company's Senior Management Bonus Plan based on the Company's achievement of predetermined return on assets and net income performance objectives, as well as individual performance and contributions.

    For 1999, participants under the Senior Management Bonus Plan include all Senior Vice Presidents and above with responsibility for matters that impact overall Company performance (including the named executive officers other than the three policy making expatriate officers). Participants are assigned target bonuses comparable to median competitive levels. The size of the bonus fund will be based on the Company's performance on two measures: (1) return on average common equity (in prior years, return on average assets), and (2) net income, relative to the Company's 1999 Financial Plan. The Committee has changed the Senior Management Bonus Plan, substituting return on average common equity in place of return on average assets because it believes that this change provides a stronger link between compensation and shareholder value creation.

    The bonus fund size may vary up to two times aggregate target bonuses based on the Company's performance on these two measures. In addition, the Committee may increase or decrease the bonus fund within certain limits based on the Company's performance in other areas, including strategic and organizational achievements, other financial measures, and relative performance against its peers. Individual bonus awards will be based on individual performance and contributions.

LONG-TERM INCENTIVE PROGRAM

    The Company provides long-term incentive awards to individuals who can directly impact the Company's long-term performance and value. Target awards are comparable to median competitive levels. For 1998, participants were eligible to receive grants consisting of one or more types of long-term incentives, including stock options, restricted stock, and performance shares. Grants are based on an individual's scope and level of responsibilities within the Company and reflect competitive practices for similar positions in peer companies. The performance share awards are based on the Company's performance compared to the performance of its peers.

STOCK OPTIONS AND RESTRICTED STOCK

    The Company believes in tying rewards for eligible executives directly to the Company's long-term success and increases in shareholder value through stock option grants and restricted stock awards. These also enable executives to develop and maintain a stock ownership position of the Company's Common Stock. The amounts of long-term incentives are targeted at median competitive levels (taking into account the responsibilities of the officers involved). It is the Company's intention to place greater emphasis on the use of stock options rather than restricted stock in future incentive awards.

    The UnionBanCal Corporation Management Stock Plan ("Management Stock Plan") authorizes the issuance of up to 6,600,000 shares of the Company's Common Stock (after December 21, 1998 3-for-1 Split) to certain employees of the Company and its subsidiaries as grants of stock options and awards of restricted stock. The 6,600,000 share maximum represented approximately 3.8 percent of the Company's Common Stock outstanding as of December 31, 1998. Canceled or forfeited options and restricted stock become available for future grants. In 1998, expatriate officers were not eligible to participate in the Management Stock Plan. In 1999, the Company plans to grant stock options to non-employee directors.

    The Committee determines the term of each stock option grant, up to a maximum of ten years from the date of grant. The exercise price must not be less than the fair market value on the grant date. In general, options vest or become exercisable in thirds over three years, provided that the employee has completed the specified continuous service requirement, or earlier if the employee dies or is permanently and totally disabled or retires under certain grant, age and service conditions.

    In general, awards of restricted stock vest in fourths over four years from grant date, provided that the employee has completed the specified continuous service requirement, or earlier if the employee dies or is permanently and totally disabled or retires under certain grant, age and service conditions. Restricted stockholders have the right to vote their restricted shares and to receive dividends.

    The Company intends to institute stock ownership guidelines for its executives and Board members by the end of 1999.

    The Management Stock Plan will expire on January 1, 2000. The Company believes that it is in the best interest of the Company to continue to provide equity incentives to the employees and non-employee directors of the Company and its subsidiaries. For that reason, the Committee and the Board approved the Year 2000 UnionBanCal Corporation Management Stock Plan (the "2000 Management Stock Plan") which contains terms similar to the Management Stock Plan to take effect upon the expiration of the Management Stock Plan. Policy making expatriate officers and consultants of the Company and its subsidiaries will no longer be excluded from eligibility for equity incentives pursuant to the 2000

Management Stock Plan. The adoption of the 2000 Management Stock Plan is subject to shareholder approval as solicited in this Proxy Statement.

UNIONBANCAL CORPORATION PERFORMANCE SHARE PLAN

    The UnionBanCal Corporation Performance Share Plan provides compensation in the form of performance shares that is linked to shareholder value in two ways:
(1) the market price of the Company's Common Stock, and (2) performance as measured on return on assets, a performance measure closely linked to value creation. Pursuant to the Plan, the Committee sets performance goals and participants will only earn and be paid for performance shares upon the attainment of such performance goals.

    For 1998, eligible participants received grants of performance shares which may be redeemed in cash three years after the date of grant. The value of a performance share is equal to the market price of the Company's Common Stock. The number of performance shares actually earned at the end of the performance period will be based on the Company's percentile ranking among its peer group in performance on return on assets. A participant must be an employee in good standing throughout the three year performance period, except in the case of death, permanent disability, or retirement, in order to be eligible for an award. In 1998, policy making expatriate officers did not participate in this plan.

OTHER BENEFITS

    Certain executives are eligible to defer base salary and incentives and outside directors are eligible to defer directors' fees for payment at a future date designated by the executive under the Union Bank of California Deferred Compensation Plan. The average Treasury Constant Maturities Rate, calculated quarterly based on a rolling average for the previous 12 months, is credited on deferred funds at the end of each calendar quarter.

    Selected executives, excluding policy making expatriate officers, are also eligible for retirement benefits under supplemental plans designed to continue coverage amounts otherwise limited under the qualified plan. Executives may also be eligible for other benefits and perquisites.

POLICY MAKING EXPATRIATE OFFICER COMPENSATION

    Policy making expatriate officer compensation is approved by the Committee, taking into account the BTM Expatriate Pay Program. The BTM Expatriate Pay Program incorporates a number of different elements, including overseas base salary, certain allowances, and tax gross up payments. The BTM Expatriate Pay Program is a Japanese Yen based system and, as a result, exchange rate fluctuations may yield significantly differing dollar denominated compensation levels from year to year.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The Chief Executive Officer's base salary is approved by the Committee, taking into account the BTM Expatriate Pay Program, which the Committee reviews in comparison with competitive bank chief executive officer compensation. His compensation is therefore only indirectly related to the performance of the Company from year to year. In 1998, the Chief Executive Officer was also ineligible for annual bonuses, stock option grants, restricted stock grants, and performance share awards generally available to peer group chief executive officers and to non-expatriate Company officers. However, the Committee believes that the Chief Executive Officer's past performance and his long-term relationship with BTM manifest ample motivation, notwithstanding his ineligibility for these compensation programs.

DEDUCTIBILITY OF COMPENSATION

    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the tax deductibility by a company of certain compensation in excess of $1 million paid to the chief executive officer of the company or the four most highly compensated officers. However, performance based compensation is excluded from the $1 million limit.

    Compensation attributable to stock options under the Management Stock Plan is treated as performance-based under Code Section 162(m) if (1) the grant is made by the Committee, (2) the Management Stock Plan restricts the number of shares for which options may be awarded to an executive during a specified period, and (3) the compensation that the executive may receive is based solely on an increase in the value of the stock after the date of grant. The UnionBanCal Corporation Performance Share Plan also is designed to provide compensation which is treated as performance-based under Code Section 162(m). Grants of restricted stock under the Management Stock Plan are not considered performance-based compensation under Code Section 162(m) of the Code and Treasury Regulations promulgated thereunder.

    While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Committee's overall compensation philosophy. The Committee intends to establish executive officer compensation programs which will maximize the Company's tax deductions, if the Committee determines that such actions are consistent with its philosophy and in the best interests of the Company and its shareholders. From time to time, the Committee may award compensation which is not fully tax deductible if the Committee determines that such award is consistent with its philosophy and in the best interests of the Company and its shareholders.

                                          EXECUTIVE COMPENSATION &
                                            BENEFITS COMMITTEE

                                          Richard D. Farman--Chairman
                                          Jack L. Hancock
                                          Carl W. Robertson
                                          Henry T. Swigert

                         COMMON STOCK PERFORMANCE GRAPH

    The following Common Stock Performance Graph compares the yearly percentage change, on a dividend reinvested basis, in the cumulative total stockholder return on the Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the KBW 50 Index, published by Keefe, Bruyette & Woods, Inc., for the five-year period commencing December 31, 1993. The stock price performance depicted in the Performance Graph is not necessarily indicative of future price performance.

                            UNIONBANCAL CORPORATION
                            COMPARISON OF FIVE YEAR
                           CUMULATIVE TOTAL RETURN(1)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             UNBC       KBW50     S&P500
12/31/93         100        100        100
12/31/94         111         95        101
12/31/95         233        152        139
12/31/96         234        215        171
12/31/97         487        314        229
12/31/98         471        340        294

------------------------

(1) Assumes $100 invested on December 31, 1993, in Company Common Stock, S&P500 Index and KBW50 Index and assumes quarterly dividend reinvestment.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

    The Company and the Bank have had, and expect to have in the future, banking and other transactions in the ordinary course of business with BTM and with its affiliates and associates. During the year ending December 31, 1998, such transactions included, but were not limited to, origination, participation, servicing and remarketing of loans and leases, purchase and sale of acceptances and interest rate derivatives, foreign exchange transactions, funds transfers, custodianships, electronic data processing, investment advice and management, deposits and trust services. In the opinion of management, such transactions were made at prevailing rates, terms and conditions and do not involve more than the normal risk of collectibility or present other unfavorable features.

    In addition, the Bank has had and expects in the future to have banking transactions in the ordinary course of its business with many of the Company's directors and executive officers and their associates, including transactions with corporations and other entities of which such persons are directors, officers or controlling shareholders, on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with others. The loans included among such transactions do not involve more than the normal risk of collectibility or present other unfavorable features.

    Loans by the Bank to directors and executive officers of the Company and to entities controlled by them are subject to limitations as to amount and purpose as prescribed by the Federal Reserve Act. For example, extensions of credit by the Bank in excess of $500,000 to directors and executive officers of the Company and their related interests require the prior approval of a majority of disinterested directors of the Bank. All extensions of credit to such persons must be made on nonpreferential terms. In addition, the Bank may not extend credit in excess of $100,000 to any executive officer of the Bank, unless the purpose is to finance the education of the officer's children or the purchase, construction, maintenance or improvement of the officer's residence.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The following persons served as members of the Executive Compensation & Benefits Committee during 1998: Richard D. Farman, Chair; Jack L. Hancock; Carl
W. Robertson; and Henry T. Swigert. In the case of each such director (except Jack L. Hancock), either the individual director, or an entity controlled by the director had loans or other extensions of credit outstanding from the Bank during 1998. These loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons. Such loans did not involve more than the normal risk of collectibility or present unfavorable features.

COMPLIANCE WITH SECTION 16(a) OF THE 1934 ACT

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission ("SEC") and Nasdaq reports of ownership and changes in ownership of any equity securities of the Company. Officers, directors and greater than ten percent (10%) shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that all required forms were filed, the Company believes that, during 1998, all Section 16 filing requirements applicable to its officers and directors were complied with.

               V. SHAREHOLDER PROPOSALS FOR 2000 PROXY STATEMENT

    Shareholders who expect to present a proposal at the 2000 Annual Meeting of Shareholders for publication in the Company's proxy statement and action on the proxy form or otherwise for such meeting must submit their proposal by December 27, 1999. The proposal must be mailed to the Corporate Secretary of the Company at 400 California Street, San Francisco, CA 94104.

                               VI. OTHER MATTERS

    The Board of Directors does not know of any business to be presented for action at the Annual Meeting other than that set forth in the Notice of Annual Meeting of Shareholders. However, if other business properly comes before the meeting, the persons named in the accompanying form of proxy intend to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          JEAN C. NOMURA
                                          CORPORATE SECRETARY

Dated: [April 23], 1999

                                   EXHIBIT A

            YEAR 2000 UNIONBANCAL CORPORATION MANAGEMENT STOCK PLAN

1.  ESTABLISHMENT, PURPOSE AND DEFINITIONS.

    (a) This Year 2000 UnionBanCal Corporation Management Stock Plan (the "Plan") was adopted by the Board on [March 24, 1999], effective upon the approval of UNBC's shareholders, to take effect upon the expiration of the UnionBanCal Corporation Management Stock Plan due to expire on January 1, 2000; provided, however, that the Plan is approved within 12 months after [March 24, 1999], and on or prior to the date of the first annual meeting of UNBC's shareholders held subsequent to the acquisition of Common Stock by a Participant pursuant to the Plan. Notwithstanding any provision of the Plan or of any Option Agreement to the contrary, no Option may be exercisable and no Common Stock may be granted pursuant to the Plan prior to such shareholder approval.

    (b) The purpose of the Plan is to provide a means whereby:

        (i) Employees may be given an opportunity to purchase shares of Common Stock pursuant to options which may qualify as incentive stock options under Section 422 of the Code (referred to as "incentive stock options");

        (ii) Employees and Non-Employee Directors, and designated Consultants may be given an opportunity to purchase shares of Common Stock pursuant to options which do not so qualify (referred to as "nonqualified stock options");

       (iii) Employees and Non-Employee Directors, and designated Consultants may acquire Stock and Stock Appreciation Rights for such consideration (if any) and subject to such restrictions (if any) as the Committee of UNBC determines appropriate.

    (c) Definitions.

        (i) AWARD refers collectively to Common Stock grants, Common Stock sales and Options to purchase Common Stock, made pursuant to the Plan.

        (ii) BOARD refers to UNBC's board of directors.

       (iii) CODE refers to the Internal Revenue Code of 1986, as amended. Reference in the Plan to any Section of the Code shall be deemed to include any amendments or successor provisions to such Section and any regulations under such Section.

        (iv) COMMITTEE refers to the Executive Compensation and Benefits Committee of UNBC's Board.

        (v) COMMON STOCK refers to the Common Stock of UNBC.

        (vi) CONSULTANT refers to any person designated by the Committee who is:
             (i) an independent contractor retained to perform services for UNBC or its Subsidiaries; or (ii) a person who provides services to UNBC or its Subsidiaries pursuant to an agreement between UNBC or its Subsidiaries and any other person or organization except The Bank of Tokyo-Mitsubishi, Ltd. ("BTM").

       (vii) FAIR MARKET VALUE as of any specified date refers to the closing per share price of the Common Stock on the Nasdaq National Market or on any national securities stock exchange on which the Common Stock is traded, as applicable, on that date, or if no price is reported on that date, on the last preceding date on which such price of the Common Stock is reported.

      (viii) EMPLOYEE refers to any common law employee of UNBC or its Subsidiaries except: (1) any independent contractor retained to perform services for UNBC or its Subsidiaries, including consultants; and (2) any person who provides services to UNBC or its Subsidiaries pursuant to an agreement between UNBC or its Subsidiaries and any other person or organization except BTM.

        (ix) NON-EMPLOYEE DIRECTOR refers to a member of the Board who is not an Employee.

        (x) OPTION refers to an Award granted under Section 6 of the Plan and includes both incentive stock options and nonqualified stock options.

        (xi) OPTION AGREEMENT refers to a written agreement between UNBC and an Employee, Non-Employee Director or Consultant with respect to an Option.

       (xii) OPTIONEE refers to an Employee, Non-Employee Director or Consultant who has been granted an Option.

      (xiii) OUTSIDE DIRECTOR refers to a member of the Board who qualifies as an "outside director" as such term is used in Section 162(m) of the Code and defined in any applicable Treasury regulations promulgated thereunder, including Treasury regulation 1.162-27(e)(3). Such member must also qualify as a "non-employee director" under Rule 16b-3(b)(3) of the general Rules and Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

       (xiv) PARTICIPANT refers to a recipient of an Award.

       (xv) SUBSIDIARIES refers to subsidiary corporations, as defined in
            Section 424(f) of the Code (but substituting "UNBC" for "employer corporation"), including Subsidiaries of UNBC which become such after the adoption of the Plan.

2.  ADMINISTRATION OF THE PLAN.

    (a) The Plan shall be administered by the Committee, which shall be composed as hereinafter set forth in Section 2(b).

    (b) The Committee shall consist solely of not less than two Outside Directors elected by the Board. The Board may from time to time increase (and thereafter may decrease) the size of the Committee, elect or remove members thereto (with or without cause) and fill any vacancies however created; provided, however, that the minimum number of members on the Committee must be two.

    (c) The Committee shall meet at such times and places and upon such notice as the Committee's Chair determines. A majority of the Committee shall constitute a quorum. Any acts by the Committee may be taken at any meeting at which a quorum is present and shall be by majority vote of those members entitled to vote.

    (d) The Committee shall determine which Employees, Non-Employee Directors, or Consultants of UNBC or its Subsidiaries shall be granted Awards under the Plan, the timing of such Awards, the terms thereof and the number of shares of Common Stock subject to each Award.

    (e) The Committee shall have the sole authority, in its absolute discretion, to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan, to construe and interpret the Plan, its rules and regulations, and the instruments evidencing Awards granted under the Plan, and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations of the Committee shall be binding on all Participants.

3.  STOCK SUBJECT TO THE PLAN.

    (a) Awards may be granted under the Plan to eligible persons for an aggregate of not more than 10,000,000 shares of Common Stock. If an Option is surrendered for cash or other consideration or for any other reason ceases to be exercisable in whole or in part, the shares of Common Stock which were subject to such Option but as to which the Option had not been exercised shall continue to be available under the Plan. If Common Stock is granted or sold subject to restrictions and is subsequently forfeited, the forfeited shares shall again be available for Awards under the Plan.

    (b) If there is any change in the Common Stock subject to the Plan or the Common Stock subject to any Award granted under the Plan, through merger, consolidation, reorganization, recapitalization, reincorporation, stock split, stock dividend, or other change in the corporate structure of UNBC, the Board and the Committee shall make appropriate adjustments in order to preserve but not to increase the benefits to the Participants, including adjustments in the aggregate number of shares of Common Stock subject to the Plan and the number of shares of Common Stock and the Fair Market Value subject to outstanding Awards.

4. ELIGIBILITY. Persons who shall be eligible to have Awards granted to them shall be such Employees, Non-Employee Directors, and Consultants as the Committee, in its discretion, shall designate from time to time. Only Employees shall be eligible to receive incentive stock options.

5. OPTION EXERCISE PRICE. The exercise price of the Common Stock covered by each Option shall not be less than the Fair Market Value of such Common Stock on the date the Option is granted. Notwithstanding the foregoing, in the case of an incentive stock option granted to a person possessing more than 10% of the combined voting power of UNBC or its Subsidiaries, the exercise price shall not be less than 110% of the Fair Market Value of the Common Stock on the date the Option is granted. The exercise price of an Option shall be subject to adjustment to the extent provided in Section 3(b), above.

6.  TERMS AND CONDITIONS OF OPTIONS.

    (a) Each Option granted pursuant to the Plan shall be evidenced by an Option Agreement executed by the Union Bank of California, N.A. ("UBOC") Director of Human Resources or his or her designee and the person to whom such option is granted.

    (b) The Committee shall determine the term of each Option granted under the Plan, but the term of each Option shall be for no more than ten years; provided, however, that in the case of an Option granted to a person possessing more than 10% of the combined voting power of UNBC or its Subsidiaries, the term of each incentive stock option shall be for no more than five years.

    (c) In the case of incentive stock options, the aggregate Fair Market Value (determined as of the time such option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by the Optionee in any calendar year (under the Plan and any other plans of UNBC or its Subsidiaries) shall not exceed $100,000.

    (d) An Option Agreement may contain such other terms, provisions and conditions as may be determined by the Committee (not inconsistent with the Plan), including, without limitation, stock appreciation rights pursuant to Section 7 of the Plan with respect to Options granted under the Plan. If an Option, or any part thereof, is intended to qualify as an incentive stock option, the Option Agreement shall contain those terms and conditions which are necessary to so qualify it as required by
       Section 422 of the Code and any applicable Treasury Regulations promulgated thereunder.

    (e) Each incentive stock option granted pursuant to the Plan shall, during the Optionee's lifetime, be exercisable only by him, and neither the incentive stock option nor any right hereunder shall be transferable by the Optionee by operation of law or otherwise other than by will or the laws of descent and distribution. The transferability of a nonqualified stock option will be established in the Option Agreement to be entered into between UNBC and the Optionee.

    (f) The maximum number of shares of Common Stock with respect to which the Committee may make Awards during any calendar year to any Employee, any Non-Employee Director, or any Consultant shall not exceed 300,000.

7. STOCK APPRECIATION RIGHTS. The Committee may, under such terms and conditions as it deems appropriate, authorize the surrender by an Optionee of all or part of an unexercised Option and authorize a payment in consideration therefor in an amount equal to the difference obtained by subtracting the Option exercise price of the shares then subject to exercise under such Option from the Fair Market Value of the Common Stock represented by such shares on the date of surrender, provided that the Committee determines that such settlement is consistent with the purpose of the Plan. Such payment may be made in shares of Common Stock valued at their Fair Market Value on the date of surrender of such Option or in cash, or partly in shares and partly in cash. Acceptance of surrender and the manner of payment shall be in the discretion of the Committee. Any payments of cash under this Section shall be from the general assets of UNBC. Notwithstanding anything to the contrary herein, the maximum number of shares of Common Stock with respect to which the Committee may award stock appreciation rights during any calendar year to any Employee, any Non-Employee Director, or any Consultant shall not exceed 300,000.

8. COMMON STOCK GRANTS AND COMMON STOCK SALES. The Committee may, in its discretion, issue Common Stock, with or without consideration, to eligible persons as compensation for services rendered to UNBC or its Subsidiaries, on whatever basis and subject to such terms and conditions as the Committee determines. The terms and conditions of such an Award shall be evidenced by a written agreement executed by UNBC and the Participant.

9. RESTRICTIONS ON TRANSFER OF COMMON STOCK. Common Stock acquired under the Plan shall be subject to such restrictions and agreements regarding vesting, sale, assignment, encumbrance or other transfer as the Committee deems appropriate at the time of making an Award; subject, however, to compliance with applicable state and federal laws.

10. USE OF PROCEEDS. Any cash proceeds realized from the sale of Common Stock pursuant to the Plan or from the exercise of Options granted under the Plan shall constitute general funds of UNBC.

11. AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN.

    (a) The Board may at any time amend, suspend or terminate the Plan as it deems advisable; provided, however, except as provided in Section 3(b), above, the Board shall not amend the Plan in the following respects without the consent of UNBC's shareholders then sufficient to approve the Plan in the first instance:

        (i) to increase the maximum number of shares of Common Stock subject to the Plan; or

        (ii) to change the designation or class of persons eligible to receive Awards under the Plan.

    (b) No Award may be granted during any suspension or after the termination of the Plan, and no amendment, suspension or termination of the Plan shall, without the Participant's consent, alter or impair any rights or obligations under any Award previously made under the Plan.

    (c) The Plan shall terminate ten years from the original effective date of the Plan, unless previously terminated by the Board pursuant to this
       Section 11.

    (d) Upon a termination of the Plan, UNBC or the Committee may authorize the surrender by an Optionee of all or part of an unexercised Option and authorize a payment in consideration therefor in the same manner as if the Participant had surrendered an Option under Section 7 regarding stock appreciation rights. The payment received by the Optionee pursuant to this Section 11(d) shall not be considered remuneration for services performed by the Optionee under Section 162(m) of the Code.

12. CONSIDERATION. Payment of the exercise price of an Option or payment of any consideration required for an Award granted under the Plan shall be made in cash; provided, however, that the Committee, in its sole discretion, may permit a Participant to pay the exercise or purchase price in whole or in part by (a) delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker or brokers approved by the UBOC Director of Human Resources or his or her designee to sell shares and deliver all or a portion of the proceeds to UNBC in payment for the Common Stock, or (b) Common Stock. For purposes of determining the amount of exercise price or purchase price satisfied by payment of Common Stock, such Common Stock shall be valued at its Fair Market Value as of the date of exercise of Option or purchase of Award, whichever is applicable.

13. PERFORMANCE-BASED COMPENSATION. The Plan shall be interpreted to be in compliance with requirements under Section 162(m) of the Code and all applicable Treasury Regulations promulgated thereunder so that grants of Options or Stock Appreciation Rights under the Plan will be treated as "Performance-Based Compensation" as such term is used in Section 162(m)(4)(C) of the Code. To the extent that any provision in the Plan would cause the Options or Stock Appreciation Rights not to be treated as "Performance-Based Compensation" under Section 162(m)(4)(C) of the Code, such provision will be stricken from the Plan, and the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated.

14. GOVERNING LAW. The Plan will be administered in accordance with the laws of the State of California and all applicable federal law.

    IN WITNESS WHEREOF, the undersigned have executed the Year 2000 UnionBanCal Corporation Management Stock Plan, at San Francisco, California, on this
              .

                                        UNIONBANCAL CORPORATION

                                        By:
                                            ------------------------------------
                                                     Takahiro Moriguchi
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER

                                        By:
                                            ------------------------------------
                                                       Paul E. Fearer
                                                DIRECTOR OF HUMAN RESOURCES

Date Approved By Executive Compensation and Benefits Committee:

Date Adopted By UnionBanCal Corporation Board of Directors:

Date Approved By Shareholders:

Effective Date:

                          UNIONBANCAL CORPORATION
                  PROXY SOLICITED BY THE BOARD OF DIRECTORS
                      ANNUAL MEETING OF SHAREHOLDERS
                                MAY 26, 1999

     Yoshihiko Someya and Nobuhiko Fukaya, or either of them, each with the power of substitution, is hereby authorized to represent and to vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of UnionBanCal Corporation, to be held at 10:30 a.m. on Wednesday, May 26, 1999, at the Mandarin Oriental Hotel, Embassy Room, 222 Sansome Street, San Francisco, California, or any adjournment thereof as follows:

     THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2 AND 3, AND, WITH RESPECT TO ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF, IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES.

                           UNIONBANCAL CORPORATION

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY  /X/

1.   ELECTION OF DIRECTORS

For all nominees listed below (except as listed to the contrary)  /  /

WITHHOLD AUTHORITY to vote for all nominees listed   /  /

R. Farman, S. Farrar, H. Gallegos, J. Hancock
R. Hartnack, K. Hayama, H. Low, M. Metz, R. Miles, T. Moriguchi,
J. Niebla, S. Petersen, C. Robertson, Y. Someya,
H. Swigert, T. Wakai, R. Walker, H. Watanabe
B. Wilson, and K. Yoshizawa

2.   PROPOSAL TO APPROVE THE YEAR 2000 UNIONBANCAL CORPORATION MANAGEMENT
     STOCK PLAN

For  /  /    Against  /  /    Abstain  /  /

3. PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR UNIONBANCAL CORPORATION FOR THE YEAR ENDING DECEMBER 31, 1999

For  /  /    Against  /  /    Abstain  /  /

This Proxy will be voted as specified, or if no choice is specified, will be voted FOR proposals 1, 2, and 3.

Dated:                     , 1999
       --------------------


---------------------------------
            Signature

---------------------------------
   Signature, if held jointly


     (Please sign EXACTLY as your name appears on your stock certificate and this proxy. Executors, administrators, trustees, guardians, attorneys, etc., should give their full title. If signer is a corporation, please give full corporate name and sign by a duly authorized officer, stating the officer's title. If a partnership, please sign in partnership name by authorized person.)